COMMERCIAL SUPPLY AGREEMENT

THIS COMMERCIAL SUPPLY AGREEMENT (this “Agreement”) is made as of May 30, 2014 (the “Effective Date”) by and between LifeVantage Corporation, a Utah corporation having a place of business at 9785 South Monroe Street, Suite 300, Sandy, Utah 84070 (“Company”) and Wasatch Product Development, LLC, a Utah corporation having a place of business at 12248 S. Lone Peak Parkway, Suite 106, Draper, Utah 84020 (“Manufacturer”). Each of Company and Manufacturer is referred to as a “Party” and, collectively, “the Parties”.

WITNESSETH:
WHEREAS, Company develops, sells and distributes unique natural nutritional supplements and related products;
WHEREAS, Company desires that Manufacturer manufacture and supply certain products of Company’s based on Company’s formulas and specifications on the terms set forth herein; and
WHEREAS, Manufacturer desires to manufacture and supply such products on the terms set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, Company and Manufacturer agree as follows.
Article 1
DEFINITIONS
The following words and phrases when used herein with capital letters shall have the meanings set forth or referenced below.
1.1    “Adverse Supply Event” shall have the meaning set forth in Section 3.2(b).
1.2    “Affiliate” shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a Party to this Agreement at any time during the Term. A corporation or non-corporate business entity shall be regarded as in control of another corporation or non-corporate business entity if it owns, or directly or indirectly controls, in excess of fifty percent (50%) of the voting stock or membership interests of the other entity or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.
1.3    “Applicable Law” shall mean all applicable laws, rules, regulations, guidelines, and standards, including, without limitation, cGMPs.
1.4    “cGMP” shall mean the current good manufacturing practices required by the FDA and set forth in the United States Federal Food, Drug and Cosmetic Act or FDA regulations,

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policies or guidelines in effect at any time during the Term applicable to the Products, and all corresponding industry standards and requirements of each applicable Regulatory Authority.
1.5    “Company IP” shall mean intellectual property, including but not limited to: (i) Company’s rights and interests in and to issued patents and pending patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisionals, and renewals, all letters patent granted thereon, and all re-issues, re-examinations and extensions thereof, and supplemental protection certificates relating thereto, which relate to Product; (ii) all Technology related to Product; and (iii) any Improvements to the foregoing.
1.6    “Company Project IP” shall have the meaning set forth in Section 8.2.
1.7    “Confidential Information” shall mean the proprietary and confidential information of a Party disclosed under this Agreement, part of a prior disclosure, or developed hereunder, except any portion thereof which:
(a)    is known to the recipient at the time of the disclosure, as evidenced by its written records or other competent evidence;
(b)    is disclosed to the recipient by a third person lawfully in possession of such information and not under an obligation of nondisclosure;
(c)    is published or generally known to the public, either before or after the date of disclosure through no act or omission on the part of the recipient;
(d)    is developed by or for the recipient independently of Confidential Information disclosed hereunder as evidenced by the recipient’s written records or other competent evidence; or
(e)    is required by law to be disclosed by the recipient, to defend or prosecute litigation or to comply with governmental regulations, provided that the recipient gives the other Party hereto prompt prior written notice of such legal requirement, such that such other Party shall have the opportunity to apply for confidential treatment of such Confidential Information, and reasonably cooperates therewith. The Confidential Information of Company shall be deemed to include all information concerning the terms and existence of this Agreement, as well as all information relating to the Product.
1.8    “Customer Representative in Plant” shall have the meaning set forth in Section 6.5.
1.9    “Equipment” shall mean, as applicable, all equipment used to prepare, process, manufacture, blend, store, transport and package the Product.
1.10    “FDA” shall mean the United States Federal Drug Administration.
1.11    “Firm Purchase Order” shall have the meaning set forth in Section 4.1.
1.12    “Force Majeure” shall have the meaning set forth in Section 11.1(a).

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1.13     “Improvements” shall mean any and all new developments by a Party, excluding Project IP, related to Product, Materials, manufacture or packaging, including, but not limited to, the Product’s use, composition, formulation, development, or processing.
1.14    “Initial Term” shall have the meaning set forth in Section 9.1.
1.15    “Materials” shall mean all components and raw materials used to prepare, process, manufacture, blend and package the Product.
1.16    “Other Project IP” shall have the meaning set forth in Section 8.2.
1.17     “Product” or “Products” shall mean TrueScience products purchased by Company under Firm Purchase Orders pursuant to this Agreement to be blended, manufactured, tableted and inspected, bottled, labeled, sealed, and packaged by Manufacturer in accordance with the Product Specifications, and delivered in finished commercial product form to Company or its designated carrier in accordance with this Agreement.
1.18     “Product Specifications” shall mean those specifications for the manufacture, packaging and labeling of Product, as well as all other specifications required for Product purchased and supplied under this Agreement, which specifications may be amended from time to time by the Company.
1.19    “Project IP” shall mean any developments, inventions, Improvements or Technology developed or conceived by a Party pursuant to or in connection with this Agreement, or using, based on or derived from Company IP or Company Confidential Information.
1.20    “Purchase Order” shall mean written orders from Company to Manufacturer, which shall specify: (a) the quantity of Products ordered; (b) delivery dates; and (c) delivery destinations.
1.21    “Quality Agreement” shall have the meaning set forth in Section 6.2.
1.22    “Regulatory Authority” shall mean, with respect to the Territory, any federal, state or local or international regulatory agency, department, bureau or other governmental entity, including, without limitation, the FDA.
1.23    “Renewal Term” shall have the meaning set forth in Section 9.1.
1.24     “Technology” shall mean and include any and all unpatented proprietary ideas, inventions, patents, patent applications, discoveries, Confidential Information, trade secrets (including, without limitation, ingredient profiles, flavor profiles and flavors), data, formulae, designs, specifications, methods, processes for mixing, blending, preparing and manufacturing the Products, ingredient and flavor formulations, regulatory information, techniques, ideas, know-how, technical information, process information, control, manufacturing data and materials.
1.25    “Territory” shall mean all countries and jurisdictions in the world.
1.26    “Term” shall have the meaning set forth in Section 9.1.
1.27    “Third Party” shall mean a party other than Manufacturer or Company and their respective Affiliates.

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Article 2
PRODUCT; ADDITIONAL SERVICES
2.1    Purchase and Sale of Products. Pursuant to the terms and conditions of this Agreement and for the duration of this Agreement, Manufacturer shall manufacture, sell and deliver to Company all Product ordered by Company, and Company shall purchase and take delivery from Manufacturer Product ordered by Company in Firm Purchase Orders. Company shall have the right at all times to obtain Products from one or more second sources.
2.2    Additional Services. During the Term, the Parties may agree that Manufacturer shall provide to Company the additional services agreed in writing by the Parties and annexed as an Exhibit hereto.
Article 3
MANUFACTURE AND SUPPLY OF PRODUCTS
3.1    Manufacture. Manufacturer guarantees to Company that for the Term it shall supply all the orders for Product submitted by Company in accordance with this Agreement. In the event of any supply interruption, Manufacturer agrees to promptly notify Company with full details and to use its best efforts to restore supply of Product to the levels forecasted and as contemplated in this Agreement as soon as possible, provided that such notice shall not change in any manner Manufacturer’s obligations under this Agreement.
3.2    Failure and Shortfalls.
(a)    In the event that Manufacturer fails to deliver by the relevant delivery date at least ninety percent (90%) of Product meeting the requirements of this Agreement under Firm Purchase Orders, Company may cancel the amount of the shortfall from the relevant Firm Purchase Orders and have the shortfall manufactured by one or more second sources, with any increased cost being paid by Manufacturer.
(b)    In the event that (i) Manufacturer has been given notice from a regulatory, governmental agency or Company indicating a significant regulatory deficiency or safety concern related to the Materials, the manufacture of Product or a Product-related facility, (ii) a Manufacturer facility has experienced a Force Majeure that prevents or materially curtails, or would reasonably be expected to prevent or materially curtail, the manufacture and delivery of Product as contemplated hereunder, or (iii) Manufacturer is unable to comply, or has not complied, with a change in the manufacturing process that is required by a Regulatory Authority or by the Company, notwithstanding Company agreeing to pay the reasonable actual costs attributable to such change (each, an “Adverse Supply Event”), and Manufacturer cannot, or will not, remediate the circumstances of the Adverse Supply Event so that manufacture and delivery of Product can continue and/or resume under this Agreement as contemplated herein within thirty (30) days after the occurrence of the Adverse Supply Event, then Company may cancel relevant outstanding Firm Purchase Orders and have all such Product manufactured by one or more second sources from the period beginning on the date of the Adverse Supply Event, or date that supply of Product ceased. In any event, Manufacturer shall use its best efforts to resume Product manufacture after any Adverse

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Supply Event including, without limitation, promptly complying with any reasonable manufacturing process changes requested by Company.
3.3    Regulatory Approval. Manufacturer shall reasonably assist Company in obtaining any necessary governmental and regulatory approvals for the Products in any country in the Territory (“Regulatory Approval”). Manufacturer shall use its commercially reasonable efforts to successfully perform all activities requested by Company in order to obtain Regulatory Approvals for the Territory, which shall include, without limitation, performing all tasks in a timely and professional manner and adhering to all timelines required to obtain such approvals as quickly as practicable. Each Party shall be responsible for its own costs incurred in connection with this provision, including costs for preparing documents, testing Product and attending meetings, provided that Company agrees to reimburse Manufacturer for its reasonable pre-approved out-of-pocket travel expenses in accordance with Company’ travel policies.
Article 4
ORDERS
4.1    Purchase Orders.
(c)    Company shall submit each Purchase Order for Product (each, a “Firm Purchase Orders”) to Manufacturer at least 8-10 weeks prior to the delivery date for the Products set forth therein.
(d)    Each Purchase Order or any acknowledgment thereof, whether printed, stamped, typed, or written shall be governed by the terms of this Agreement and none of the provisions of such Purchase Order or acknowledgment shall be applicable except those specifying Product and quantity ordered, delivery dates, special shipping instructions and invoice information.
(e)    Manufacturer shall deliver Product on the delivery dates set forth in each Purchase Order, provided delivery may be up to three (3) days before or after any such delivery date. In the event that Manufacturer believes it may miss a delivery date in a Purchase Order submitted by Company, Manufacturer shall promptly give Company written notice of the same specifying in detail the reasons for the late delivery, provided such notice shall be in addition to and shall not modify in any way any other rights and remedies Company has in respect of late Product.
4.2    Firm Purchase Order Confirmation. As soon as practicable but no later than five (5) days after receipt of Company’s Purchase Orders issued in accordance with this Agreement, Manufacturer shall confirm to Company its receipt of the Firm Purchase Order, delivery date and quantity of Product ordered by Company. Any Firm Purchase Order meeting the requirements of this Agreement shall be deemed accepted by Manufacturer. For clarity, Manufacturer may reject a Purchase Order only if it sets forth a delivery date that is inconsistent with the requirements of this Agreement.
4.3    Obligation to Supply Additional Product. If Company provides Manufacturer with written notice within twenty-one (21) days of the requested delivery date in the Purchase Order, Manufacturer shall be obligated to supply Company up to fifty percent (50%) more or

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less Product than previously ordered in a given Purchase Order, assuming that with respect to an increase Materials needed for the increase in Product manufacture are then available. Manufacturer shall not be obligated to supply additional quantities over and above the fifty percent (50%) increase; provided, however, that Manufacturer shall use reasonable commercial efforts to do so if requested by Company.
4.4    Other Firm Purchase Order Changes or Cancellations. If Company requests other changes to Firm Purchase Orders, Manufacturer shall attempt to accommodate the changes within reasonable manufacturing capabilities and efficiencies. If Manufacturer can accommodate such change, Manufacturer shall advise Company of the costs associated with making any such change and Company shall be deemed to have accepted the obligation to pay Manufacturer for such costs if Company indicates in writing to Manufacturer that Manufacturer should proceed to make the change. If Manufacturer cannot accommodate such change, Company shall be bound to the original Purchase Order. If Company cancels a Firm Purchase Order, Manufacturer shall be relieved of its obligation to manufacture Product under such Firm Purchase Order, but Company shall not be relieved of its obligation of payment, provided that such payment shall be reduced by fifty percent (50%) if cancellation is noticed to Manufacturer within forty-five (45) days prior to the relevant delivery date for a Firm Purchase Order.
4.5    Materials.
(a)    Supply. Manufacturer shall manufacture the Products for Company from Materials that it purchases at its sole cost including, without limitation, the supply of any replacement Materials unless such replacement is required due to an act or omission of Company). Manufacturer shall at all times remain responsible for the safety stock including, without limitation, the storage, testing, rotation, security and insurance thereof. In addition, Manufacturer shall at its expense perform tests on the Materials including, without limitation, any tests required under Applicable Law or under this Agreement, and as required by the Company or Quality Agreement (if any), in order to confirm conformance to Product Specifications.
(b)    Company Title. Manufacturer shall retain title to such Materials at all times. Risk of loss or damage to the Materials shall remain with Manufacturer while in its possession or control. If requested by Company any or all Materials or Product in process will be delivered to Company or its designee.
4.6    Equipment. Manufacturer shall pay the cost of all Equipment used to perform its obligations under this Agreement. During the Term, Manufacturer shall be responsible for cleaning, maintaining, servicing, replacing and insuring such Equipment. During the Term, the Equipment shall be dedicated solely to the manufacture such Products and shall not be used for the production or manufacture of any other products.
4.7    Product Labeling and Packaging. Company shall be solely responsible for the content of the final packaging materials and for supplying to Manufacturer adequate supplies of packaging materials. Company shall retain title to packaging materials at all times; provided, however, that loss or damage to the packaging materials shall be the responsibility of Manufacturer while in its possession or control to the extent resulting from its negligence in the

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processing, packaging and labeling of Product or otherwise resulting from its gross negligence or willful misconduct. Manufacturer shall package the Products into appropriate configurations and stock-keeping units for sale to customers as directed by Company. Manufacturer shall ensure that the Products are packaged with labels, product inserts or outserts and other labeling conforming to applicable Product Specifications including, without limitation, approved labeling and Applicable Laws. Company shall deliver to the Manufacturer the packaging materials needed for the packaging of the Product no fewer than twenty-on (21) days prior to the ship date for the Products set forth in any Firm Purchase Order. Late deliveries of needed packaging materials will result in a corresponding adjustment to the delivery date. At any time throughout the Term of this Agreement, if requested by Company, any or all packaging materials will be delivered to Company or its designees, at Company’s expense.
If circumstances change and the Manufacturer begins to supply packaging and labels, Manufacturer shall be solely responsible for ensuring that the content of the final packaging and labeling complies with such specifications. Manufacturer shall package the Products into appropriate configurations and stock-keeping units for sale to customers. Manufacturer shall ensure that the Products are packaged with labels, product inserts or outserts and other labeling conforming to applicable cGMP and Product Specifications including, without limitation, approved labeling and Applicable Laws. Loss or damage to the packaging materials shall be the responsibility of Manufacturer. Manufacturer shall provide Company with samples of all such final packaging or labeling materials upon request.
4.8    Lot and Date Coding; Sub-Lots. Lot and date coding are to be applied on all outer packaging for all Products as directed by Company. Should Company desire Manufacturer to split a manufacturing lot of the Products into several sub-lots during packaging, there shall be no split fees.
4.9    Waste. Manufacturer shall be responsible for the costs of disposal in accordance with all Applicable Laws of all waste related to the Product. If necessary, Manufacturer shall hire, direct and pay all reasonable costs for a waste contractor to remove all waste from Manufacturer’s manufacturing facility for the Products.
4.10    Delivery. Manufacturer shall deliver the Products to Company [EXW/CIP] (Incoterms 2010) at Company’s facility, located at 12248 S. Lone Peak Parkway, Suite 106, Draper, Utah 84020. Risk of loss for the Products shall pass to Company at the time when they are delivered as set forth above. Title to the Product and all Product in process shall at all times remain in Company. Shipment shall be via a carrier designated by Company. For shipments to destinations outside the United States, Company shall be the exporter of record. If requested by Company, Manufacturer agrees to make multiple shipments of Products per lot at no charge to Company other than shipping costs.
4.11    Batch Failure/Acceptance of Products/Replacement of Nonconforming Shipment.
(a)    In the event of a batch failure during preparation for manufacture or during manufacture, or the discovery by Manufacturer of out-of-specification Product prior to shipment, written notice of the same shall be promptly provided to Company with full details

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and, with the consent of Company, the batch of Product shall be replaced by Manufacturer as quickly as possible thereafter at Manufacturer’s cost and expense. If directed by Company, Manufacturer agrees promptly to conduct an investigation and report to Company its findings, as well as take any corrective actions that are appropriate in light of the findings of the investigation or as are reasonably requested by Company.
(b)    After discovery that the Products fail to conform to the Product Specifications or other requirements of this Agreement, Company may reject a quantity of Products upon notice to Manufacturer. Manufacturer shall promptly replace all rejected Product, but not later than ninety (90) days after receiving notice of such rejection. If Company rejects such shipment, it shall also provide to Manufacturer samples of such Product for evaluation. If Manufacturer evaluates such Product and determines that it did conform to the Product Specifications and all other requirements of this Agreement, the Parties shall submit samples of such Product to a mutually acceptable independent laboratory or consultant, or both, as appropriate for evaluation. If such independent laboratory determines that the Product conformed to the Product Specifications and all other requirements of this Agreement, Company shall bear all expenses for the evaluation. If Manufacturer or such independent laboratory confirms that such shipment did not meet the Product Specifications and/or the other requirements of this Agreement, Manufacturer shall, in addition to promptly replacing, at no cost to Company, the Product which does not conform, bear all expenses of shipping and evaluation of the shipment samples. Any nonconforming Product shall be destroyed as directed by Manufacturer, at Manufacturer’s expense. Company shall not be required to pay Manufacturer for any Product which has been correctly rejected pursuant to this Section 4.11.
Article 5
PRICE AND PAYMENT
5.1    Price. Manufacturer shall invoice Company for the Products delivered by Manufacturer at the prices set forth on Exhibit A commencing on the Effective date. Prices are firm through the Term of this Agreement.
5.2    Payment. Manufacturer shall invoice Company upon shipment of the Products following release by Manufacturer’s Quality Assurance department in accordance with the Quality Agreement. Company shall make payment net thirty (30) days from the date of receipt of Manufacturer’s invoice. Taxes. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), lawfully assessed or charged on the purchase by Company of the Products sold pursuant to this Agreement shall be paid by Company.
Article 6
QUALITY
6.1    Quality Control. Manufacturer shall apply its quality control procedures and in-plant quality control checks on the manufacture of the Products for Company in the same manner as Manufacturer applies such procedures and checks to products similar to the Products

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manufactured for sale by Manufacturer. In addition, Manufacturer shall test and release the Products in accordance with its standard test methods approved by Company to ensure that the Products conform to the Product Specifications. Manufacturer shall not change the formula or manufacturing process for Product without the prior consent of Company.
6.2    Quality Agreement. The Parties have negotiated, in good faith, a quality agreement, dated May 15, 2014, relating to the quality of the Products delivered under this Agreement (the “Quality Agreement”). In the event of a conflict between the terms of Article 6 this Agreement (including any and all attachments thereto and amendments thereof) and the Quality Agreement, the terms of the Quality Agreement shall control.
6.3    Audit Rights.
(c)    Company shall have the right, at least two (2) days’ prior written notice to Manufacturer, to conduct, at its expense and during normal business hours, a quality assurance audit and inspection of Manufacturer’s records and production facilities relating to the manufacturing, assembly and/or packaging of the Products. Except as provided in Section 6.3(b), such audits shall, assuming the full cooperation of Manufacturer, (a) be limited to not more than two (2) auditors for a duration of two (2) days (or, at the option of Company, one (1) auditor for three (3) days) appointed by or representing Company and (b) may be conducted not more than one (1) time per calendar year unless there is a reasonably basis for such additional audits. Any auditors that are not employees of Company shall be required to enter into confidentiality agreements with Manufacturer and Company containing terms of confidentiality that require them to keep confidential Manufacturer’s Confidential Information.
(d)    Company shall have the right to conduct additional audits in response to incidents/deviations associated with the manufacture/testing of the Products, given that a reasonable advanced notice is provided to Manufacturer. Visits by Company to Manufacturer production facilities may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 10 hereof. The results of such audits and inspections shall be considered Confidential Information under Article 10 and shall not be disclosed to Third Parties, except to the extent required by law or otherwise in connection with regulatory or governmental compliance and only then upon prior written notice to Manufacturer, to the extent practicable. In the event that any audit or inspection reveals that Manufacturer failed to meet cGMPs or the Product Specifications, Manufacturer shall be responsible, at Manufacturer’s expense, for: (a) conducting an investigation to define the probable causes for the failure; (b) providing an acceptable cGMP investigation report and remediation plan to Company for review and, with respect to the remediation plan, approval; and (c) achieving compliance with cGMPs and the Product Specifications.
(e)    Company shall have the right, upon ten (10) days’ prior written notice to Manufacturer, to conduct, at its expense and during normal business hours, a quality assurance audit and inspection of all suppliers and vendors of Materials. Manufacturer shall ensure that each of its agreements with vendors and suppliers of Materials provides for both

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Manufacturer’s and Company’s right to audit their facilities and processes. Manufacturer shall provide Company written notice of its intent to audit a subcontractor or vendor of Materials no less than thirty (30) days prior to a scheduled audit, and shall offer Company an opportunity to attend and participate in such audit. Subcontractor and vendor audits shall, assuming the full cooperation of Manufacturer and the subcontractor or vendor at issue, (a) be limited to not more than two (2) auditors for a duration of two (2) days (or, at the option of Company, one (1) auditor for three (3) days) appointed by or representing Company and (b) may be conducted not more than one (1) time per calendar year, without a reasonable basis for additional audits. To the extent practicable Company shall coordinate its audits with Manufacturer so they can be completed simultaneously.
6.4    Notification of Inspection. In the event the FDA or other Regulatory Authority notifies Manufacturer that it intends to visit or inspect its facilities relating to the manufacture of Product, the following shall apply: (a) Manufacturer shall immediately provide notice of such visit or inspection to Company; (b) Manufacturer shall permit a representative of Company to be present at the facility during such visit or inspection; (c) Manufacturer shall permit such representative of Company to be present at, and participate in, each daily wrap up session for such inspection and the post-inspection wrap up session for such inspection; (d) Manufacturer promptly shall provide Company with copies of all written materials received by Manufacturer relating to such inspection; (e) Manufacturer shall provide Company with advance copies of all proposed responses, shall permit Company reasonable opportunity to review and comment on each such response, shall reasonably consider Company’s reasonable comments thereon and shall provide Company with copies of each such response as submitted; and (f) Manufacturer agrees to allow the FDA or other relevant Regulatory Authorities to conduct such audit and reasonably cooperate with the FDA and other Regulatory Authorities in connection therewith. In addition, Manufacturer shall advise Company immediately if an authorized agent of the FDA or other Regulatory Authority visits any Manufacturer facilities relating to the manufacture of Product without prior notice. Manufacturer shall furnish to Company the report by such agency of any such visit within thirty (30) days of Manufacturer’s receipt of such report.
6.5    Customer Representative in Plant. Company, at its own expense, shall have the right to appoint a technician to be assigned to each Manufacturer facility where any Product or component thereof is manufactured, assembled or packaged (“Customer Representative in Plant”) at such times and for such periods as, in the opinion of Company, is necessary to monitor compliance with this Agreement, or to coordinate and advise on the proper manufacture of the Products by Manufacturer. While at the Manufacturer facility, the Customer Representative in Plant shall have access solely to such areas of the Manufacturer facility in accordance with Manufacturer’s Customer Representative in Plant guidelines that are: (i) reasonably related to the manufacture of the Product; (ii) food-service areas; (iii) designated office space (with internet and phone service) as allocated to the Customer Representative in Plant by Manufacturer; (iv) public areas within the facility; or (v) as otherwise authorized by Manufacturer. The Customer Representative in Plant shall comply with all applicable Manufacturer policies and procedures (including, without limitation, all Manufacturer security policies and procedures and the Customer Representative in Plant guidelines) as provided to Company in writing. Company

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hereby represents that any and all of its employees visiting the Manufacturer facility shall be bound by terms of confidentiality.
6.6    Notification of Complaints. Company shall notify Manufacturer promptly of any Product complaints involving Manufacturer’s manufacture or packaging so as to provide, to the extent practicable, sufficient time to allow Manufacturer to evaluate the complaints and assist Company in responding to such complaints.
6.7    Product Recalls. In the event: (a) any Regulatory Authority or other national government authority issues a request, directive or order that the Products be recalled; (b) a court of competent jurisdiction orders such a recall or withdrawal; or (c) Company or Manufacturer reasonably determines that the Products should be recalled or withdrawn, the Parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall. In the event that such recall results from the breach of Manufacturer’s express warranties under this Agreement or its negligence or willful misconduct, Manufacturer shall be responsible for promptly replacing the quantity of Products that were recalled at no cost to Company or promptly reimbursing Company for the total cost of the Products that were recalled. In addition to any other rights or remedies available to Company, Manufacturer shall be responsible for the actual documented administrative expenses of the recall. To the extent that the recall does not result from the breach of Manufacturer’s express warranties under this Agreement, or its negligence or willful misconduct, Company shall be responsible for the documented administrative expenses of the recall and Manufacturer shall have no obligation to replace recalled Products.
Article 7
WARRANTIES; COVENANTS AND INDEMNIFICATION
7.1    Company’s Warranties.
Company represents and warrants to Manufacturer that Company’s performance of its obligations under this Agreement shall not result in a material violation or breach of any agreement, contract, commitment or obligation to which Company is a Party or by which it is bound and shall not conflict with or constitute a default under its corporate charter or bylaws.
7.2    Manufacturer’s Warranties and Covenants.
(f)    Manufacturer represents and warrants to Company that the Products Manufacturer delivers to Company pursuant to this Agreement shall: (i) at the time of delivery, not be adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act (the “Act”) or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery; (ii) shall be an article which may under the provisions of Section 404 of the Act be introduced into interstate commerce; and (iii) have at the date of delivery an expiry date which is not less than ninety percent (90%) of then-demonstrated shelf life.
(g)    Manufacturer further represents and warrants to Company that the Products Manufacturer delivers to Company pursuant to this Agreement shall, at the time of delivery,

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be free from defects in material and workmanship and shall have been manufactured: (i) in accordance and conformity with the Product Specifications and all the requirements of this Agreement; and (ii) in compliance with all Applicable Law.
(h)    Manufacturer further represents and warrants to Company that Manufacturer’s performance of its obligations under this Agreement shall not result in a material violation or breach of any agreement, contract, commitment or obligation to which Manufacturer or its Affiliates is a party or by which it is bound and shall not conflict with or constitute a default under its Certificate of Incorporation or corporate bylaws. Manufacturer shall obtain and maintain all licenses and permits useful or necessary in order to meet its obligations hereunder.
(i)    Manufacturer further represents and warrants that it has in place facilities and processes necessary to protect the Confidential Information and ensure Product security, including without limitation restricted areas, workplace notices, and 24-hour on-site security personnel.
(j)    Manufacturer further represents and warrants that it shall perform all obligations hereunder in compliance with all Applicable Laws, Manufacturer’s standard operating procedures, and consistently high standards of workmanship and professionalism. With respect to Product delivered hereunder, Manufacturer has, and shall have, all the rights necessary to manufacture and sell the Product.
7.3    Indemnification by Manufacturer. Manufacturer shall indemnify, defend and hold harmless Company, its Affiliates, officers, directors and employees from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind related to this Agreement and asserted by Third Parties to the extent such claims arise out of or are attributable to: (a) Manufacturer’s breach of this Agreement; (b) any violation of any proprietary right of any Third Party relating to Manufacturer’s manufacturing processes or other performance hereunder; (c) any negligent or wrongful act or omission on the part of Manufacturer, its employees, agents or representatives, or (d) any latent defect in the Products, such as contamination or adulteration..
7.4    Indemnification by Company. Company shall indemnify, defend and hold harmless Manufacturer, its Affiliates, officers, directors and employees from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind related to this Agreement and asserted by Third Parties to the extent such claims arise out of or are attributable to: (a) Company’s breach of this Agreement; or (b) any negligence or willful misconduct of Company.
7.5    Conditions of Indemnification. If either Party seeks indemnification from the other hereunder, it shall promptly give notice to the other Party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other Party in the investigation and defense of all such claims or suits. The indemnifying Party shall have the option to assume the other Party’s defense in any such claim or suit with counsel reasonably satisfactory to the other Party. No settlement or

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compromise shall be binding on a Party hereto without its prior written consent, such consent not to be unreasonably withheld.
7.6    Limitations.
(a)    EXCEPT AS OTHERWISE SET FORTH HEREIN, A PARTY SHALL NOT BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES RELATED TO THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN EXCESS OF THE AMOUNT OF ANY INSURANCE PROCEEDS RECOVERABLE UNDER THE LIABLE PARTY’S INSURANCE POLICIES, WHICH POLICIES SHALL INCLUDE COVERAGE NOT LESS THAN THAT CONTEMPLATED IN SECTION 12.9; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT APPLY TO DAMAGES OR LOSSES RELATED TO THIRD PARTY CLAIMS; BREACHES OF ARTICLES 9 OR 11; OR WILLFUL MISCONDUCT, GROSS NEGLIGENCE, NEGLIGENT OR INTENTIONAL MISREPRESENTATION OR FRAUD.
(b)    FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION SHALL BE INTERPRETED TO LIMIT THE INDEMNIFICATION OBLIGATION OF A PARTY IN CONNECTION WITH A THIRD PARTY CLAIM EVEN IF THE RELATED DAMAGES ARE CHARACTERIZED AS BEING SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR OTHER LIKE DAMAGES OR LOSSES.
(c)    FOR CLARITY, THE PARTIES ACKNOWLEDGE AND AGREE, THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY, LOST REVENUES AND PROFITS ARISING FROM A PARTY’S FAILURE TO DELIVER PRODUCT CONSISTENT WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT, AS WELL AS ALL RELATED EXPERT FEES AND COSTS, ATTORNEY FEES AND COSTS AND ANY OTHER COSTS EXPENDED IN THE CALCULATION AND RECOVERY OF THE SAME, SHALL BE DEEMED DIRECT DAMAGES FOR PURPOSES OF THIS AGREEMENT.
Article 8
INTELLECTUAL PROPERTY RIGHTS
8.1    Transfer of IP. Manufacturer acknowledges that, as between the parties, Company is the sole and exclusive owner of the Company IP. Company hereby grants a non-exclusive license during the Term to Manufacturer under the Company IP, Company Project IP and Company’s interest in Other Project IP solely to the extent necessary for Manufacturer to fulfill its obligations to the Company under this Agreement. Manufacturer covenants that it shall not use the Company IP, Company Project IP, or Other Project IP owned by Company for any purpose beyond the scope of the license granted in the foregoing sentence.
8.2    Project IP. Company shall be the sole and exclusive owner of all Project IP (i) related to the Product, including, without limitation, its development, specifications, testing, ingredient contents and ratios, manufacture process, formulation, and ingredient profiles, or (ii)

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based on, derived from or using any Company IP or Company Confidential Information (“Company Project IP”). Manufacturer hereby assigns to Company all of its right, title and interest in and to all Company Project IP. Manufacturer agrees to execute such documents and take such actions as Company may from time to time reasonably request to effect the foregoing assignment. Ownership of all Project IP other than Company Project IP shall be owned by the developing party (“Other Project IP”). Manufacturer hereby grants to Company a worldwide, irrevocable, royalty-free nonexclusive license for any purpose to the Other Project IP in which it has any right, title or interest.
Article 9
TERM AND TERMINATION
9.1    Term. Unless earlier terminated as permitted herein, this Agreement shall commence on the Effective Date and shall expire three (3) years thereafter (the “Initial Term”) and shall automatically extend for additional one (1) year terms (if any, a “Renewal Term” and, together with the Initial Term, the “Term”), unless either Party provides written notice of non-renewal no less than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.
9.2    General Termination Rights. Either Party may terminate this Agreement as follows:
(a)    immediately by providing written notice upon the bankruptcy of the other Party, which bankruptcy is not resolved or withdrawn within ninety (90) days of its filing; or
(b)    by giving to the other Party sixty (60) days’ prior written notice upon the material breach of any representation, warranty or any other provision of this Agreement by the other Party if the breach is not cured within sixty (60) days after written notice thereof to the Party in default.
9.3    Company Termination.
(a)    Company may terminate this Agreement at any time by giving three (3) months’ prior written notice to Manufacturer.
(b)    Company shall have the right to terminate this Agreement upon written notice to Manufacturer should any Adverse Supply Event continue for more than three (3) months or due to a continuing Force Majeure as contemplated in Section 12.1.
(c)    Company shall have the right to immediately terminate this Agreement upon the breach by Manufacturer of its noncompetition obligations under this Agreement, as set forth in Section 11.6.
9.4    Termination/Accrued Obligations. Termination of this Agreement shall not relieve either Party of any liability which has accrued prior to the effective date of such termination, nor prejudice either Party’s right to obtain performance of any obligation provided for in this Agreement, which by its express terms or context survives termination, provided that (i) with respect to a termination by Company pursuant to Section 10.2 or 10.3(b) or (c), Company

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shall not be obligated to purchase any further Product, but if Manufacturer is capable of manufacturing Product as required by this Agreement within three (3) months thereafter, it may require Manufacturer to fill all outstanding Firm Purchase Orders as of the date of termination and for such longer period required for transfer of Product manufactured to another manufacturer, and (ii) with respect to a termination by Manufacturer pursuant to Section 10.2, or a termination by Company pursuant to Section 10.3(a), Company shall be obligated to purchase all Product ordered pursuant to Firm Purchase Orders, assuming that production of Product shall be wound down promptly and ceased as soon as reasonably practicable by Manufacturer.
9.5    Survival. Expiration or early termination of this Agreement shall not relieve either Party of any obligations that it may have incurred prior to expiration or early termination and all covenants and agreements contained in this Agreement, which by their terms or context are intended to survive, shall continue in full force and effect, including without limitation, Articles 7 through 12, as well any relevant provisions of the Quality Agreement.
Article 10
CONFIDENTIAL INFORMATION
10.1    Nondisclosure. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Manufacturer agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Company, and shall not use Confidential Information disclosed to it by Company, for any purpose other than to fulfill Manufacturer’s obligations hereunder. Company agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Manufacturer, and shall not use Confidential Information disclosed to it by Manufacturer, for any purpose other than to fulfill Company’s obligations hereunder. Company shall have the right to share the terms of this Agreement and this Agreement with its current and potential collaborators, partners, and investors who are obligated to keep its terms confidential. Without limiting the generality of the foregoing, Manufacturer hereby agrees that it shall disclose the cost of Materials and Product pricing only to such of its senior management personnel who have a need to know such information. Manufacturer shall protect the Products from unauthorized copying, reproduction, dissemination or disclosure and from other unauthorized use including, without limitation, unauthorized use during any manufacturing or scrap processes.
10.2    Exceptions to Duty of Nondisclosure. Notwithstanding the above, nothing contained in this Agreement shall preclude Company from utilizing Confidential Information as may be necessary in prosecuting patent rights related to Product, obtaining governmental marketing approvals, or complying with other governmental laws and regulations or court orders (provided that the Party disclosing such information uses reasonable efforts to seek confidential treatment of such information). The obligations of the Parties relating to Confidential Information shall expire ten (10) years after the termination of this Agreement. In addition, if either Party, based on the advice of its counsel, determines that this Agreement, or any of the other documents executed in connection herewith, must be filed with the Securities and Exchange Commission, then such Party shall have the right to file this Agreement (or such other

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documents) with the Securities and Exchange Commission, provided that such Party notifies the other Party reasonably in advance of such filing and uses commercially reasonable efforts to obtain confidential treatment of the material terms and conditions of this Agreement (consistent with Applicable Law).
10.3    Return of Confidential Information. Upon termination of this Agreement, the receiving Party shall, if so requested by the disclosing Party, promptly return to the disclosing Party the originals and all copies of any Confidential Information (including all extracts, summaries and derivatives thereof) then in the receiving Party’s possession or under the receiving Party’s control. Notwithstanding the foregoing, the receiving Party may retain one (1) copy of such Confidential Information for legal archival purposes, provided that such copy shall be kept confidential after the termination or expiration of this Agreement.
10.4    Handling and Reconstruction of and Access to Confidential Information. Each Party shall maintain the originals or electronic copies of all documents containing disclosing Party’s Confidential Information according to its own internal quality procedures, cGMP and Applicable Laws. Accordingly, each Party shall ensure that such procedures incorporate and maintain appropriate safety and facility procedures, data security procedures and other safeguards against the destruction, loss, or alteration of the disclosing Party’s Confidential Information in the possession of the receiving Party, including procedures for the recovery and reconstruction of lost Confidential Information. At no time shall the receiving Party store or hold the disclosing Party’s Confidential Information in a form or manner not promptly accessible to the disclosing. Each Party agrees that it shall not withhold from the other any Confidential Information as a means of resolving a dispute.
10.5    Public Announcements. Neither Party shall make any public announcement concerning the transactions contemplated herein, or make any public statement which includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document without the prior written consent of the other Party, except as may be required by law, regulation, including SEC regulation, or judicial order, in which case the Party required to make the public announcement or public statement shall use commercially reasonable efforts to obtain the approval of the other Party as to form, nature and extent of the public announcement or public statement prior to issuing the same.
10.6    Noncompetition. Manufacturer shall not manufacture, produce, develop, solicit or market the Product or any product using or incorporating the Company’s proprietary Technology utilized hereunder, other than for Company pursuant to the terms of this Agreement. Manufacturer shall not manufacture, produce, develop, solicit or market any product that is substantially similar to the Product (for example, one containing the same ingredients) during the Term and for three (3) years thereafter, without the prior written consent of Company.
10.7    Injunctive Relief. In the event of a breach or threatened breach by a Party of any provision of this Section, the other Party shall be authorized and entitled to obtain from any court of competent jurisdiction equitable relief, whether preliminary or permanent, in addition to any other rights or remedies to which such Party may be entitled in law or equity.

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Article 11
MISCELLANEOUS
11.1    Force Majeure and Failure of Suppliers.
(d)    Excusable Delay. Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God, acts of a public enemy or other terrorist acts, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of material or energy, or other unforeseeable causes beyond the control and without the fault or negligence of the Party so affected, but not an Adverse Supply Event (a “Force Majeure”). The effected Party shall give prompt notice to the other Party of such cause and a good faith estimate of the continuing effect of the Force Majeure condition and duration of the affected Party’s nonperformance, and shall take promptly whatever reasonable steps are necessary or appropriate to relieve the effect of such cause(s) as rapidly as possible. Subject to the provisions of Section 12.1(b), if a Force Majeure prevents Manufacturer from manufacturing Products ordered by Company hereunder for more than three (3) months, then Company may terminate this Agreement immediately without further obligation to Manufacturer.
(e)    Transfer of Production. If Manufacturer becomes subject to a Force Majeure event which prevents or substantially interferes with manufacture of the Products at Manufacturer’s manufacturing facility, the Parties shall mutually agree on implementation of an agreed-upon action plan to transfer production of the Products to another Manufacturer facility or another manufacturer. The Parties shall, after the execution of this Agreement and at the request of either Party, meet to discuss and define such an action plan.
(f)    Suppliers. With respect to any components or materials supplied by Manufacturer in connection with this Agreement, the Parties understand and agree that Company shall approve in advance the suppliers chosen by Manufacturer. In addition, Company shall have no liability to Manufacturer for any such suppliers nor shall Company be deemed to be in breach of this Agreement if such supplier is unable to supply Manufacturer as needed for Manufacturer to fulfill its duties under this Agreement. Manufacturer shall be fully responsible for the timely and complete performance of all the suppliers it utilizes in connection herewith and the satisfaction of the Product Specifications and other requirements.
11.2    Notices. All notices hereunder shall be delivered as follows: (a) personally; (b) by facsimile and confirmed by first class mail (postage prepaid); (c) by registered or certified mail (postage prepaid); or (d) by overnight courier service, to the following addresses of the respective Parties:

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If to Company:	With a copy to:
LifeVantage Corporation 9815 S. Monroe Street Sandy, Utah 84970 Attention: General Counsel Telephone: Facsimile:	Kirt Shuldberg Sheppard, Mullin, Richter & Hampton LLP 12775 El Camino Real San Diego, CA 92130 Telephone: (858) 720-8900 Facsimile: (858) 509-3691
If to Manufacturer:	With copy to:
Wasatch Product Development, LLC 12248 S. Lone Peak Parkway, Suite 106, Draper, Utah 84020 Attn: Kevin Casey, President
Notices shall be effective upon receipt if personally delivered or delivered by facsimile and confirmed by first class mail, on the fifth business day following the date of registered or certified mailing or on the first business day following the date of or delivery to the overnight courier. A Party may change its address listed above by written notice to the other Party.
11.3    Choice of Law/Venue/Jurisdiction. This Agreement shall be construed, interpreted and governed by the laws of the State of Utah, excluding its choice of law provisions. The United Nations Convention on the International Sale of Goods is hereby expressly excluded. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in the state or federal courts located in the City of Salt Lake City, Utah and each Party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.
11.4    Assignment. Manufacturer acknowledges that the rights granted by Company to Manufacturer in this Agreement are unique to Manufacturer. This Agreement may not be assigned or transferred, in whole or in part, by Manufacturer, by operation of law or otherwise, without the prior written consent of Company in its sole discretion. This Agreement shall be freely assignable by Company, and specifically Company shall have the absolute, unconditional right to assign this Agreement to the entity that succeeds it or any of its Affiliates as part of an initial public offering or any other effort to raise capital in a public equity market. Manufacturer agrees, upon request, to execute, acknowledge and deliver to such successor any additional documents that such successor may deem necessary to effectuate such assignment.  No assignment shall relieve any Party of its responsibility hereunder.
11.5    Entire Agreement. This Agreement, together with the Exhibits referenced and incorporated herein, constitute the entire agreement between the Parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto.

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11.6    Severability. This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.
11.7    Waiver-Modification of Agreement. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties. Failure by either Party to enforce any such rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.
11.8    Insurance. Manufacturer shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Commercial General Liability, including personal and advertising injury insurance and contractual liability insurance, with a per occurrence limit of not less than One Million Dollars per occurrence and Two Million Dollars in the aggregate (this limit can be satisfied using a primary general liability policy in combination with an umbrella policy); (B) Products and Completed Operations Liability Insurance with a per occurrence limit of not less than One Million Dollars and (C) Worker’s Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits. In the event that any of the required policies of insurance are written on a claims-made basis, then such policies shall be maintained during the entire Term and for a period of not less than two (2) years following the expiration or termination of this Agreement. Upon written request, Manufacturer shall furnish certificates of insurance to Company as soon as practicable after the Effective Date and within thirty (30) days after renewal of such policies. Manufacturer shall name Company as an additional insured party under its insurance policies of said types evidencing the required insurance policies to Company. Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.
11.9    Exhibits. All Exhibits referred to herein are hereby incorporated by reference.
11.10    Further Actions. The Parties shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments, and to do and cause to be done such further acts, that may be necessary to carry out the provisions and purposes of this Agreement, notwithstanding any expiration or termination of this Agreement.
11.11    Subcontracting. Manufacturer shall not assign, subcontract or delegate any of its rights or obligations under this Agreement without the express prior written authorization of Company. Manufacturer shall cause any such authorized subcontractor to be subject by contract to the same restrictions, exceptions, obligations, reports, termination provisions, confidentiality provisions, and other provisions contained in this Agreement as are applicable to Manufacturer. Manufacturer shall remain primarily obligated for all acts and omissions of any of its subcontractors

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as if Manufacturer had performed the subcontracted obligations itself, and shall guarantee the performance of the same.
11.12    Successors; Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and to each of their respective successors and permitted assigns.
11.13    Independent Contractor. This Agreement shall not be deemed to create any partnership, joint venture, or agency relationship between the Parties. Each Party shall act hereunder as an independent contractor, and its agents and employees shall have no right or authority under this Agreement to assume or create any obligation on behalf of, or in the name of, the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party, and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
11.14    Counterparts. This Agreement may be executed by original or facsimile signature in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.15    Headings. The headings used in this Agreement are for convenience only and are not a part of this Agreement.

SIGNATURES ON NEXT PAGE

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IN WITNESS WHEREOF, the Parties intending to be bound by the terms and conditions hereof have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

LIFEVANTAGE CORPORATION By: /s/ Douglas C. Robinson Name: Douglas C. Robinson Title: President and CEO	WASATCH PRODUCT DEVELOPMENT, LLC By: /s/ Kevin Casey Name: Kevin Casey Title: President

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Exhibit A
Pricing

Product Description
50ml (1.7oz) Anti-Aging Cream (Formula # LV-AAC1-N) #T975

Scope of Work
Compounding Raw Materials and filling into Silver Airless Pump
Attaching Clear Cap w/ Hot Stamp Band & Metalized Pump
Placing in Carton - Packing into a Master Shipper
*LifeVantage Supplies Bottle and Carton

Quantity    Price
25,000    $[***]
50,000    $[***]
100,000    $[***]

Assumptions:
F.O.B. Point:    Draper, UT
Lead Time:    8 Weeks
Terms:    Net 30

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